Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for the Quarter Ended September 30, 2024

For Immediate Release

PORTLAND, Maine – November 13, 2024 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended September 30, 2024.

Q3 2024 Highlights:

●	Product sales increased 11% over the comparable quarter in 2023.
●	Product sales increased 51% over the comparable nine-month period in 2023.
●	Product sales increased 46% over the previous trailing twelve-month period ended September 30, 2023.

Management’s Discussion:

“Our preliminary, unaudited product sales for the third quarter of 2024 were first reported on October 8, 2024,” commented Michael F. Brigham, President and CEO of ImmuCell. “We have no changes to those figures.”

“We are excited about our sales growth compared to the prior periods,” continued Mr. Brigham. “We have operated without another contamination event since April of 2024, which leads us to believe that the remediation steps that we have implemented in our production process are keeping the bioburden within specification. Now, we are focused on fixing our process yields to improve our gross margin.”

“We have improved our cash position during 2024 pursuant to an at the market offering at the expense of some stockholder ownership dilution,” continued Mr. Brigham. “We think this has been necessary to advance our strategic plan, which includes continuing to provide First Defense® to the market as we stabilize our production systems at a higher output level and revolutionizing the way that subclinical mastitis is treated in today’s dairy market with Re-Tain®, our novel alternative to traditional antibiotics that is in the FDA approval process.”

“We continue to work to achieve FDA approval to commercialize Re-Tain®,” concluded Mr. Brigham. “We plan to provide an update when we have filed our Non-Administrative NADA, which will include our fourth submission of the CMC Technical Section, responding to the minor issues from the Incomplete Letter issued in May of 2024, together with All Other Information and Product Labeling. We anticipate making this submission shortly after the inspectional observations at our contract manufacturer are resolved to the satisfaction of the FDA. We have been in discussions with the FDA to seek an expedited review once that submission is made.”

1 of 5

Certain Financial Results:

●	Product sales increased by 11%, or $615,000, to $6 million during the three-month period ended September 30, 2024 compared to $5.4 million during the three-month period ended September 30, 2023.

●	Product sales increased by 51%, or $6.4 million, to $18.7 million during the nine-month period ended September 30, 2024 compared to $12.4 million during the nine-month period ended September 30, 2023.

●	Product sales increased by 46%, or $7.6 million, to $23.8 million during the trailing twelve-month period ended September 30, 2024 compared to $16.3 million during the trailing twelve-month period ended September 30, 2023.

●	Gross margin earned was 26% and 23% of product sales during the three-month periods ended September 30, 2024 and 2023, respectively. Gross margin earned was 27% and 21% of product sales during the nine-month periods ended September 30, 2024 and 2023, respectively.

●	Net loss was $702,000, or $0.09 per basic share, during the three-month period ended September 30, 2024 in comparison to a net loss of $940,000, or $0.12 per basic share, during the three-month period ended September 30, 2023. Net loss was $2.7 million, or $0.34 per basic share, during the nine-month period ended September 30, 2024 in comparison to a net loss of $4.6 million, or $0.60 per basic share during the nine-month period ended September 30, 2023.

●	EBITDA (a non-GAAP financial measure described on page 5 of this press release) improved to approximately $119,000 during the three-month period ended September 30, 2024 in contrast to approximately ($95,000) during the three-month period ended September 30, 2023. EBITDA improved to approximately ($221,000) during the nine-month period ended September 30, 2024 in comparison to approximately ($2.3) million during the nine-month period ended September 30, 2023.

Balance Sheet Data as of September 30, 2024:

●	Cash and cash equivalents increased to $3.8 million as of September 30, 2024 from $979,000 as of December 31, 2023, with no draw outstanding on the available $1 million line of credit as of these dates.

●	Net working capital increased to approximately $9.4 million as of September 30, 2024 from $7.3 million as of December 31, 2023.

●	Stockholders’ equity increased to $26.4 million as of September 30, 2024 from $25 million as of December 31, 2023.

2 of 5

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related conference call referenced herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the likelihood, severity or impact of future contamination events; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; the salability of products currently held in inventory pending FDA approval; future regulatory requirements relating to our products; future expense ratios and margins; the effectiveness of our investments in our business; anticipated changes in our manufacturing capabilities and efficiencies; our effectiveness in competing against competitors within both our existing and our anticipated product markets; our ability to convert the backlog of orders into sales; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this press release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

3 of 5

Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands, except per share amounts)	2024	2023	2024	2023

Product sales	$6,012	$5,397	$18,742	$12,376
Costs of goods sold	4,428	4,130	13,633	9,764
Gross margin	1,584	1,267	5,109	2,612

Product development expenses	786	1,118	3,079	3,328
Sales, marketing and administrative expenses	1,374	1,333	4,292	4,028
Operating expenses	2,160	2,451	7,371	7,356

NET OPERATING LOSS	(576)	(1,184)	(2,262)	(4,744)

Other expenses (income), net	124	(244)	405	(113)

LOSS BEFORE INCOME TAXES	(700)	(940)	(2,667)	(4,631)

Income tax expense	2	-	4	4

NET LOSS	$(702)	$(940)	$(2,671)	$(4,635)

Basic weighted average common shares outstanding	8,164	7,747	7,908	7,747
Basic net loss per share	$(0.09)	$(0.12)	$(0.34)	$(0.60)

Diluted weighted average common shares outstanding	8,164	7,747	7,908	7,747
Diluted net loss per share	$(0.09)	$(0.12)	$(0.34)	$(0.60)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of September 30, 2024	As of December 31, 2023
Cash and cash equivalents	$3,809	$979
Net working capital	9,422	7,272
Total assets	44,449	43,808
Stockholders’ equity	$26,412	$24,993

4 of 5

Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported loss before income taxes. We calculate EBITDA as described in the following table:

	During the Three-Month Periods Ended September 30,		During the Nine-Month Periods Ended September 30,
(In thousands)	2024	2023	2024	2023

Loss before income taxes	$(700)	$(940)	$(2,667)	$(4,631)
Interest expense (excluding debt issuance and debt discount costs)	133	136	401	311
Depreciation	670	696	1,999	2,027
Amortization (including debt issuance and debt discount costs)	16	13	46	27
EBITDA	$119	$(95)	$(221)	$(2,266)

EBITDA included stock-based compensation expense (which is a non-cash expense that management adds back to EBITDA when assessing its cash flows) of approximately $78,000 and $96,000 during the three-month periods ended September 30, 2024 and 2023 and $257,000 and $268,000 during the nine-month periods ended September 30, 2024, and 2023, respectively. Cash payments to satisfy debt repayment obligations or to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management also considers when assessing its cash flows.

Conference Call:

The Company is planning to host a conference call on Thursday, November 14, 2024 at 9:00 AM ET to discuss the unaudited financial results for the quarter ended September 30, 2024. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international). A teleconference replay of the call will be available until November 21, 2024 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #6807288. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company. An updated version of the slide deck will be made available under the “Investors” tab of the Company’s website after the market closes on Wednesday, November 13, 2024.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without FDA-required milk discard or meat withhold label restrictions that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO ImmuCell Corporation (207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

5 of 5